Exhibit 99.1

PRESS RELEASE

Ramesh Zacharias
CEO
Med-Emerg International Inc.
Tel: 905-858-1368
Email: rzacharias@med-emerg.com

MED-EMERG INTERNATIONAL INC. REPORTS QUARTERLY INCOME FROM OPEARTIONS. TRIMS LOSSES BY 58% WITH STRONG IMPROVEMENT IN REVENUES AND GROSS MARGINS

Toronto, Canada - March 31, 2006: Med-Emerg International Inc. (OTCBB - MDER, MDERW) announced today that revenues and gross margins from continuing operations for the three months ended December 31, 2005 increased 62% and 97%, respectively, compared to the same period in 2004. For the year ended December 31, 2005 revenues were $14.4 million compared to $9.5 million for the year ended December 31, 2004, an increase of 52% (all amounts are in US dollars unless otherwise stated). The increase in revenue is primarily attributable to the launch of the Company’s Pain Management business in November 2004, which resulted in revenues and gross margins from the Company’s Medical Services business increasing in 2005 by 224% and 156% respectively from 2004. Revenues and gross margins from the Company’s Healthcare Consulting business also increased in 2005 by 43% and 73% respectively from 2004. For the twelve-month period, gross margins improved from $2.23 million in 2004 to $3.7 million in 2005, an increase of 67%.

For the three months ended December 31, 2005, income from operations increased to $166,000 from a loss from operations of $510,000 for the same period in 2004. For the year ended December 31, 2005, the Company reported negative income from operations of $324,000 compared to a loss from operations of $1,376,000 for the year ended December 31, 2004. The performance improvement comes from all divisions, but notably the Staffing Solutions and Infusion businesses. Operating expenses decreased 11% to $0.97 million for the three months ended December 31, 2005 from $1.09 million for the three months ended December 31, 2004 and increased 12% to $4.04 million for the year ended December 31, 2005 from $3.6 million for the year ended December 31, 2004. At the same time, the Company was able to reduce its net loss attributable to common shareholders in the quarter from $253,000 ($0.01 per share) in 2004 to $37,000 ($0.00 per share) in 2005. The weighted average number of shares outstanding for the three months ended December 31, 2005 was 58,277,696, unchanged from the balance in 2004.

Dr. Ramesh Zacharias, the Company’s Chief Executive Officer, stated “We are pleased that our loss has been reduced but we acknowledge that we still have work to do. In 2005, we focused on growing our core businesses and as a result revenues and gross margins for our Staffing Solutions business increased by 24% and 29%, respectively. We also successfully launched our Pain Management business. In 2006, we will continue to address issues arising from the termination of our contract with Canada’s Department of National Defence. As previously reported, we have filed a complaint with the Canadian International Trade Tribunal (CITT) and have filed a Cdn$100,000,000 lawsuit against the winning bidder and a former employee.”

The Company's financial statement information is summarized below:

($ thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31		December 31
	2005	2004	2005	2004
STATEMENT OF OPERATIONS
Revenue	4,194	2,591	14,393	9,497
Gross margin	1,140	580	3,714	2,225
Income from operations	166	(510)	(324)	(1,376)
Interest and financing costs	68	(62)	62	100
Amortization	81	79	243	134
Impairment of long-term assets	-	58	-	58
Stock compensation expense	74	28	371	99
Closing costs	-	12	-	609
Loss from continuing operations	(57)	(624)	(1,001)	(2,376)
Gain (loss) from discontinued operations	20	356	144	1,035
Preferred share dividends		-		(34)
Forgiveness of preferred share dividends		16		579
Net loss attributable to common shareholders	(37)	(253)	(857)	(796)

Basic loss per common share
Continuing operations	0.00	(0.01)	(0.02)	(0.05)
Discontinued operations	0.00	0.01	0.00	0.03
Weighted average shares issued and outstanding	58,277,696	58,277,696	58,277,696	37,982,583

($ thousands)
Balance Sheet Data:	December 31, 2005	December 31, 2004
Working Capital Surplus (deficit)	(56)	1,224
Total Assets	4,618	7,322
Notes Payable	599	599
Shareholders' equity (deficit) - Canadian GAAP	81	559
Shareholders' equity (deficit) - US GAAP	1,169	1,647

Med-Emerg International Inc. specializes in the coordination and delivery of emergency and primary health care related services in Canada. These services include physician and nurse staffing and recruitment, clinical management services, a national drug infusion service, and a comprehensive physician practice management program.

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All statements included in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The words "plan", "expect", "believe", "intend", "anticipate", "forecast", "target", "estimate" and similar expressions identify forward-looking statements.  Forward-looking statements are based on assumptions made by and information currently available to the Company.  Investors are cautioned that these forward-looking statements are neither promises nor guarantees, and are subject to risks and uncertainties that may cause future results to differ materially from those expected.  These risks and uncertainties are outlined in the Company's Annual Report on Form 10-KSB for 2005, its Quarterly Reports on Form 10-QSB, and such other documents as are filed with the Securities and Exchange Commission from time to time. The Company does not undertake to review or update these forward-looking statements. The Company qualifies all of the information contained in this press release, and particularly its forward-looking statements, by these cautionary statements.